Calculation of Filing Fee Tables
S-8
Farmers & Merchants Bancshares, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $.01 per share	Other	200,000	$ 17.67	$ 3,534,000.00	0.0001381	$ 488.05
Total Offering Amounts:						$ 3,534,000.00		$ 488.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 488.05
Offering Note
[1]	(1) Consists of shares that are authorized for issuance under the Amended and Restated Farmers and Merchants Bancshares, Inc. 2023 Equity Compensation Plan (the "Plan"), which are in addition to the 11,394 shares that have not yet been issued under the Plan and were previously registered on a Form S-8. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminable number of additional shares that may become issuable by operation of the anti-dilution provisions of the Plan. (2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the shares on May 8, 2026 as reported through the OTC Markets Group, LLC's OTCID Market, which date is within five business days prior to the filing hereof.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources